Exhibit 36

Execution Version

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (this “Voting Trust Agreement”) is made and entered into as of April 15, 2019 by and among Cablevisión Holding S.A., a company organized and existing under the laws of Argentina (“CVH”), VLG S.A.U., a company organized and existing under the laws of Argentina (formerly VLG Argentina, LLC) (“VLG”, and together with CVH, the “CVH Parties”), Fintech Telecom LLC, a limited liability company organized and existing under the laws of the State of Delaware (“FT”), Fintech Advisory, Inc., a corporation organized and existing under the laws of the State of Delaware, USA (“Fintech Advisory”, and together with FT, the “Fintech Parties”),  Mr. Héctor Horacio Magnetto  (the “CVH Co-Trustee”),  Mr. José Antonio Aranda (“JAA”), Mr. Lucio Rafael Pagliaro (“LRP”, together with JAA, the “Alternate CVH Co-Trustees”) and Mr. David Manuel Martínez Guzmán (the “FT Co-Trustee”, each of the CVH Co-Trustee and the FT Co-Trustee a “Trustee”, collectively the “Trustees”), and together with the CVH Parties and the Fintech Parties and the Trustees, the “Parties”).

WITNESSETH:

WHEREAS, on June 30, 2017, Cablevisión S.A., a company organized and existing under the laws of Argentina (“CV”), and Telecom Argentina S.A., a company organized and existing under the laws of Argentina (the “Company”) entered into a preliminary merger agreement (the “Preliminary Merger Agreement”), pursuant to which CV was merged into the Company, the Company became the surviving entity, CV was dissolved without liquidation and all of its assets and liabilities were transferred to the Company, as applicable, in accordance with Law 19,550 (as amended, the “General Corporations Law”) and the terms of the Preliminary Merger Agreement (the “Merger”). On October 31, 2017, CV and the Company entered into a final merger agreement, which was filed with the Argentine Comisión Nacional de Valores (the “CNV”) for approval on November 1, 2017 (the “Final Merger Agreement”) and, on January 1, 2018, the Merger became effective pursuant to the terms of the Preliminary Merger Agreement and the Final Merger Agreement (the “Merger Effective Date”);

WHEREAS, on July 7, 2017, the Fintech Parties (as such term is defined in the Shareholders’ Agreement (as defined below) and the CVH Parties (as such term is defined in the Shareholders’ Agreement) entered into a Shareholders’ Agreement attached hereto as Exhibit I setting forth their respective rights and obligations with respect to the affairs of the Company and its capital stock (as the same may be amended from time to time, the “Shareholders’ Agreement”);

WHEREAS, on December 27, 2017, Fintech Media, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“FM”), and CVH resolved to effect an escisión (split-off) pursuant to which VLG and its members unanimously agreed to split off and cause to vest the Split-Off Unit (as defined in the Split-Off Agreement (as defined below)), including VLG’s right, title and interest in and to 17,522 CV shares, including, for the avoidance of doubt, any appurtenant rights related to distributions on such CV shares, each such shares representing the right to receive the corresponding amount of equity interests in the Company to holders of CV shares, in VLG Argentina Escindida, LLC, a Delaware limited liability company (“VLG Escindida”), which prior to the FM Merger (as defined below), was wholly owned by FM;

WHEREAS, on December 27, 2017, FM, CVH, VLG and VLG Escindida entered into an agreement with respect to the terms and conditions of the Split-Off (the “Split-Off Agreement”);

WHEREAS, on November 11, 2018 VLG completed a redomiciliation process and became a company organized and existing under the laws of Argentina;

WHEREAS, on the Merger Effective Date, pursuant to the terms of the Preliminary Merger Agreement and the Final Merger Agreement, the Company issued 342,861,748 Class A Shares (as defined below) representing approximately 15.92% of the total capital stock and voting stock of the Company in exchange for the direct and indirect holdings previously held by FM in CV (whether directly or indirectly through VLG Escindida) which, as a result of the merger of VLG Escindida into FM, and the concurrent merger of FM into FT (the “FM Merger”), were delivered to FT as the surviving entity;

WHEREAS, on the Merger Effective Date, pursuant to the terms of the Preliminary Merger Agreement and the Final Merger Agreement, the Company issued 841,666,658 new class D common shares, of nominal value P$1.00 each, representing approximately 39.08% of the total capital stock and the voting stock of the Company (the “Class D Shares”) in exchange for the direct and indirect holdings of the CVH Parties in CV, which were delivered to the CVH Parties;

WHEREAS, as of the date hereof, the issued and outstanding capital stock of the Company is divided into four classes: 683,856,600 class A common shares, nominal value P$1.00 each, representing approximately 31.75% of the total capital stock and voting stock of the Company (“Class A Shares”), 627,953,887 class B common shares, nominal value P$1.00 each, representing approximately 29.16% of the total capital stock and voting stock of the Company (“Class B Shares”), 210,866 class C common shares, nominal value P$1.00 each, representing approximately 0.01% of the total capital stock and voting stock of the Company (“Class C Shares, and together with the Class A Shares, the Class B Shares and the Class D Shares, the “Company Shares”), and 841,666,658 Class D Shares representing approximately 39.08% of the total capital stock and voting stock of the Company; and

WHEREAS, the Fintech Parties and the CVH Parties have undertaken pursuant to Section 2.8 of the Shareholders’ Agreement to contribute certain Company Shares held by each of the Fintech Parties and the CVH Parties to the voting trust constituted pursuant to this Voting Trust Agreement (the “Voting Trust”) and for the Trustees to hold such Company Shares in trust.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree and declare as follows:

I. DEFINITIONS

1. Beneficiary. The term “Beneficiary” as used in this Voting Trust Agreement, shall mean the CVH Parties and FT, as applicable, as holders of record of Trust Interests (as defined below) granted hereunder, and their respective successors and assignees who acquired Trust Interests in compliance with Section VI.1 of this Voting Trust, as registered in the books and records of the Voting Trust maintained by the Trustees.

2. Trust Interests. The term “Trust Interests” as used in this Voting Trust Agreement, shall mean the beneficial trust interests of a Beneficiary in the Company Shares contributed by such Beneficiary to the Voting Trust for the benefit of such Beneficiary.

3. Veto Matters: The term “Veto Matters” as used in this Voting Trust Agreement, shall have the meaning set forth in the Shareholders´ Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the appointment of the members of the Board of Directors of the Company does not constitute and shall not be considered a Veto Matter.

4. Other Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Shareholders’ Agreement.

II. CREATION OF TRUST, PURPOSE, AND CONTRIBUTION OF SHARES.

1. Purpose. The Parties have entered into this Voting Trust Agreement pursuant to Section 2.8 of the Shareholders’ Agreement to ensure the voting of the Trust Shares in accordance with the provisions of the Shareholders’ Agreement.

2. Contribution.

(a)                                 On the date hereof, and simultaneously with the contribution of the Class D Trust Shares by the CVH Parties as contemplated by Section II.2.b hereof, FT contributes to the Voting Trust the bare title (nuda propiedad) to 235,177,350 Class A Shares (the “Class A Trust Shares”) including, for the avoidance of doubt, the voting rights of such Class A Trust Shares but retaining the “Usufructo” (as defined below) of such Class A Trust Shares and, to such effect, concurrently with the execution of this Voting Trust Agreement: (x) gives notice to the Company of the contribution by delivering a letter in the terms set forth under Article 215 of the General Corporations Law (the “F 215 Letter”), (y) instructs the Company to register the Voting Trust, and Mr. Héctor Horacio Magnetto and Mr. David Manuel Martínez Guzmán as Trustees of the Voting Trust, in the Company’s shareholder registry as the record owners of bare title to such Class A Trust Shares in accordance with the terms of this Voting Trust Agreement, and (z) instructs the Company to register FT in the Company´s shareholder registry as the person entitled to the “Usufructo” (as defined below) of such Class A Trust Shares, all of the above in accordance with the terms of the text attached hereto as Annex A-1.

(b)                                 On the date hereof, and simultaneously with the contribution of the Class A Trust Shares by FT pursuant to Section II.2.a hereof, the CVH Parties contribute to the Voting Trust the bare title (nuda propiedad) to 235,177,350 Class D Shares (the “Class D Trust Shares”) including, for the avoidance of doubt, the voting rights of such Class D Trust Shares but retaining the Usufructo of such Class D Trust Shares as described below and, to such effect, concurrently with the execution of this Voting Trust Agreement: (x) give notice to the Company of the contribution by delivering a  letter in the terms set forth under Article 215 of the General Corporations Law (the “CVH 215 Letter” and together with the F 215 Letter, the “215 Letters”), (y) instructs the Company to register the Voting Trust, and Mr. Héctor Horacio Magnetto and Mr. David Manuel Martínez Guzmán as Trustees of the Voting Trust, in the Company’s shareholder registry as the record owners of bare title to such Class D Trust Shares in accordance with the terms of this Voting Trust, and (z) instructs the Company to register the CVH Parties, as applicable, in the Company´s shareholder registry as the persons entitled to the Usufructo of such Class D Trust Shares, all of the above in accordance with the terms of the text attached hereto as Annex A-2.

(c)                                  Usufructo. Concurrently with the contribution of such Trust Shares as set forth above, each of FT and the CVH Parties, as applicable, shall retain all of the economic rights with respect to their respective Class A Shares or Class D Shares contributed by each of them to the Voting Trust, including, inter alia for the avoidance of doubt, the rights to receive any payment of dividends in cash or in kind, or distributions with respect to the Trust Shares, the rights to subscribe additional shares upon a capital increase, the rights to new shares upon a capitalization of any reserves, revaluations or adjustments to capital, and the proceeds of the liquidation of the Company (the “Usufructo”) in accordance with Articles 2134 (b) and Article 2129, et al, of the Argentine Civil and Commercial Code (Código Civil y Comercial de la Nación) and Article 218 of the Argentine Corporations Law (Ley General de Sociedades Nro. 19.550 y sus modificatorias).

3. Legend. Upon the contribution of the Trust Shares, the Company shall include a legend in its shareholder registry as instructed in the form of letter attached hereto as Annexes A-1 and A-2.

4. Trust Interests. Trust Shares contributed pursuant to this Voting Trust Agreement shall be held in the Voting Trust for the account of the Beneficiary of such Trust Interests representing such Trust Shares and subject to this Voting Trust Agreement and the applicable provisions of the Shareholders’ Agreement.

5. No Legal Title to Trust Shares in Beneficiaries Holding Trust Interests. The contribution of  the Trust Shares to the Voting Trust hereunder shall constitute assignment and contribution to the Voting Trust of bare legal title to such Trust Shares and shall vest in the Trustees all rights and powers of every nature incident to ownership of such Trust Shares except (x) for the Usufructo on the Class A Trust Shares retained by FT pursuant to Section II.2.a hereof and (y) for the Usufructo on the Class D Trust Shares retained by the CVH Parties, as applicable, pursuant to Section II.2.b hereof.

III. RESERVED

IV.                               THE TRUSTEES

1. Appointments: Each of FT (on behalf of the Fintech Parties) and CVH (on behalf of the CVH Parties) may appoint one Trustee. FT hereby appoints Mr. David Manuel Martínez Guzmán, and Mr. David Manuel Martínez Guzmán consents to act, as of the date hereof, as the FT Co-Trustee. CVH hereby appoints, Mr. Héctor Horacio Magnetto, and Mr. Héctor  Horacio Magnetto consents to act, as of the date hereof, as the CVH Co-Trustee, in each case in accordance with the terms, and subject to the limitations set forth in, this Voting Trust Agreement.

2. Successor Trustees. Only each of FT and CVH may designate replacements to their respective appointed Trustees, provided that (x) in respect of the Trustee appointed by CVH, the only eligible replacements shall be the Alternate CVH Co-Trustees and only for so long as (i) only one or more Permitted Holders own 100% of the equity of Dominio; (ii) Dominio and/or one or more Permitted Holders, individually or collectively, Control CVH and (iii) the CVH Parties, hold, directly or indirectly, the Minimum CVH Threshold, as applicable, and (y) that with respect of the Trustee appointed by FT, the only eligible replacements shall be the President, the general counsel, or the chief operating officer of Fintech Advisory (the “Alternate Fintech Co-Trustee”), provided, further, that if FT or CVH, as applicable, fail to designate a replacement within ten Business Days of the termination of any of the Trustees’ term of office pursuant to Section IV.8: (a) in the case of a failure by FT to designate a replacement, the President of Fintech Advisory shall be deemed automatically designated as Trustee, provided that if such position is vacant at such time, then the person performing the duties of chief operating officer of Fintech Advisory shall be automatically designated as Trustee and, provided that if that position is also vacant, the person performing the duties of general counsel of Fintech Advisory shall be deemed automatically designated as Trustee, (b) in the case of a failure by CVH to designate a replacement, JAA shall be deemed automatically designated as Trustee, provided that if JAA is not able to assume such duties at such time, then LRP shall be deemed automatically designated as Trustee.   The rights, power and privileges of each Trustee named hereunder shall be possessed by each successor Trustee (the “Successor Trustee”).

Immediately upon the designation of a Successor Trustee by FT or CVH, as applicable, the party who designated such Successor Trustee shall deliver written notice of such designation to the Company (substantially in the form of Annex B), and the Company shall register such Successor Trustee as record owner of bare legal title to such Class A Trust Shares or Class D Trust Shares, as applicable, in the terms of the Voting Trust Agreement, provided, however, that if such Successor Trustee was designated automatically, the party who was not responsible for designating such replacement shall be entitled to deliver written notice of such automatic designation to the Company, and the Company shall register such Successor Trustee as record owner of bare title to such Class A Trust Shares or Class D Trust Shares, as applicable, in the terms of the Voting Trust Agreement.

3. Powers. Subject to and in accordance with the terms and conditions of this Voting Trust Agreement, the Trustees are hereby vested as further set forth in the 215 Letters with (i) all of the voting rights of the Trust Shares, and (ii) the right, power and the obligation to perform any act that may be necessary in order to perfect the transfer of the Class A Shares and the Class D Shares to the respective Beneficiaries, upon the occurrence of the circumstances contemplated in Section VII.2 of this Voting Trust Agreement. For the avoidance of doubt the voting rights vested in the Trustees pursuant to this Section IV.3 include: (a) the right to vote the Trust Shares in accordance with the provisions set forth in Section V hereof, either in person, by appointing an attorney in fact, or act by written consent; and (b) the right to take such other actions with respect to the Trust Shares in accordance with this Voting Trust Agreement.

4. Trustee Status. Subject to the provisions of the Shareholders’ Agreement, the Trustees, individually or otherwise (a) may hold Company Shares or other securities of the Company, (b) may be a stockholder, director, or other agent or representative of the Company and its affiliates, and (c) may contract, directly or through any firm of which he or she is a member, or a corporation in which he or she is a stockholder, director, officer, employee or other agent or representative, or in which he or she may be otherwise interested, with the Company or have a pecuniary interest in any matter or transaction to which the Company or another Trustee may be a party, in each case as fully as though such person were not a Trustee hereunder. Any Trustee who is also a Beneficiary shall have all rights accorded to the Beneficiaries hereunder.

5. Authority.

(a)                                 The Trustees shall have the right to give written consents in lieu of voting the Trust Shares when such consents are given in lieu of a meeting of stockholders and to vote the Trust Shares, in person or by proxy, at any and all meetings of stockholders, in each case in accordance with this Voting Trust Agreement and the 215 Letters, for whatever purpose called or held, and in any and all proceedings, whether at a meeting of the stockholders or as may be required or authorized by law.

(b)                                 No Person other than the CVH Co-Trustee, the FT Co-Trustee and the Successor Trustees, in each case upon the terms set forth herein, shall have any voting right with respect of the Trust Shares held hereunder so long as this Voting Trust Agreement is in effect.

(c)                                  Subject to the provisions of Section V.1, the Trustees shall act independently of each other and in accordance with the terms of this Voting Trust Agreement.

6. Expenses.

(a) The Trustees may incur and pay all expenses and obligations that the Trustees may deem necessary or proper in exercising the power and authority given to or vested in the Trustees by this Voting Trust Agreement and shall not be entitled to reimbursement by the Company for any such expenses and obligations. The Trustees shall not be entitled to compensation for services rendered as Trustee.

(b) Upon the request of each of the CVH Co-Trustee and/or the FT Co-Trustee, each Beneficiary shall within thirty (30) days, pay to each of the Trustees they have designated, all expenses and obligations incurred by such Trustee, as applicable, to such date.

7. Records and Reports.

(a) The Secretaries (as defined below) shall keep proper records of the assets of the Voting Trust, receipts and disbursements, a list of the Beneficiaries including the underlying Trust Shares held in trust for their respective accounts, and other records necessary and appropriate for the administration of this Voting Trust. The books and records of the Voting Trust maintained in accordance with this Voting Trust Agreement shall at all reasonable times be open to inspection by the Beneficiaries for any proper purpose.

(b) Each of the CVH Secretary (as defined below) and the Fintech Secretary (as defined below), as applicable, shall promptly transmit all communications the Voting Trust may receive from the Company as a Company stockholder, to the each of the Beneficiaries, as applicable.

8. Term of Office. The Trustees shall hold office until he or she resigns, is replaced as CVH Co-Trustee or as FT Co-Trustee, respectively, dies, becomes incapacitated, or refuses to act or is removed as hereinafter provided. Any Trustee may at any time resign by providing to the Beneficiaries written notice of the resignation, which shall take effect sixty (60) days thereafter or upon the prior acceptance thereof. Any Trustee will be deemed to have given a notice of resignation if he or she is disabled or otherwise unable to fulfill his or her duties hereunder for a period of sixty (60) consecutive days. Upon the termination of any of the Trustees’ term of office, the CVH Parties or the Fintech Parties, as applicable, shall designate the Alternate CVH Co-Trustee or Alternate Fintech Co-Trustee, as applicable, within ten Business Days of such termination, as set forth under Section IV.2 of this Voting Trust Agreement.

9. RESERVED.

10. Exculpation. The Trustees shall not be liable by reason of any matter arising out of or in relation to this Voting Trust Agreement, except for such loss or damage as the Beneficiaries may suffer by reason of the Trustee’s bad faith or willful misconduct. To the fullest extent permitted by law, the Beneficiaries hereby waive any and all fiduciary duties of the Trustees that, absent such waiver, may be implied by law or equity. The Trustees shall not be required to give a bond or other security for the faithful performance of his duties as such.

11. No Expenses for the Trustees. The Trustees shall not have any obligation by virtue of this Voting Trust Agreement to spend any of his or her own funds, or to take any action which could, in the judgment of the Trustees, result in any cost or expense being incurred by the Trustees other than in connection with his or her own obligations hereunder.

12. Indemnification.

(a) The Fintech Parties covenant and agree to indemnify and hold harmless the FT Co-Trustee without duplication, from and against any and all claims, damages, losses, liabilities, obligations, actions, suits, costs, disbursements and expenses (including reasonable fees and expenses of counsel) incurred by the FT Co-Trustee arising out of, from, or in conjunction with the FT Co-Trustee’s execution of or performance or inaction under this Voting Trust Agreement, except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the FT Co-Trustee’s bad faith or willful misconduct.

(b) The CVH Parties covenant and agree to indemnify and hold harmless the CVH Co-Trustee without duplication, from and against any and all claims, damages, losses, liabilities, obligations, actions, suits, costs, disbursements and expenses (including reasonable fees and expenses of counsel) incurred by the CVH Co-Trustee arising out of, from, or in conjunction with the CVH Co-Trustee’s execution of or performance or inaction under this Voting Trust Agreement, except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the CVH Co-Trustee’s bad faith or willful misconduct.

(c) The indemnities set forth in this Section IV.12 shall be in addition to any other obligations or liabilities of the Beneficiaries hereunder or at common law or otherwise and shall survive the termination of this Voting Trust Agreement.

13. Experts. The Trustees may employ legal counsel, accountants and other consultants to assist him or her in the exercise of his or her authority, and may rely upon the advice so obtained; provided, that each of the CVH Parties and the Fintech Parties, as applicable, shall be solely responsible for the costs incurred by each of the CVH Co-Trustee and the FT Co-Trustee, as applicable.

14. Secretary. (i) The CVH co-Trustee may appoint a secretary (the “CVH Secretary”), who may but need not be the CVH Co-Trustee. The CVH Co-Trustee may remove or replace at any time the person who is appointed as CVH Secretary, and may pay reasonable compensation to the CVH Secretary if said person is not the CVH Co-Trustee. Whenever the CVH Secretary shall be incapacitated, absent, or for any other reason unable to act, the CVH co-Trustee may appoint an assistant secretary (“CVH Assistant Secretary”), and the CVH Assistant Secretary shall act in place of the CVH Secretary in taking any action or performing any duties herein required to be taken or performed by the CVH Secretary. Promptly upon appointment, the CVH Secretary and/or the CVH Assistant Secretary shall give notice in writing to all Beneficiaries of his or her name and address, and shall give similar notice of any change. (ii) The FT Co-Trustee may appoint a secretary (the “Fintech Secretary”, and together with the CVH Secretary, the “Secretaries”), who may but need not be the FT Co-Trustee. The FT Co-Trustee may remove or replace at any time the person who is appointed as Fintech Secretary, and may pay reasonable compensation to the Fintech Secretary if said person is not the Fintech co-Trustee. Whenever the Fintech Secretary shall be incapacitated, absent, or for any other reason unable to act, the Fintech co-Trustee may appoint an assistant secretary (“Fintech Assistant Secretary”), and the Fintech Assistant Secretary shall act in place of the Fintech Secretary in taking any action or performing any duties herein required to be taken or performed by the Fintech Secretary. Promptly upon appointment, the Fintech Secretary and/or the Fintech Assistant Secretary shall give notice in writing to all Beneficiaries of his or her name and address, and shall give similar notice of any change. It shall be the duty of the Secretaries to maintain a record of transactions hereunder and to perform such other duties as herein provided or as may be required by each of the Trustees, as applicable.

V. VOTING OF TRUST INTERESTS. POWERS OF ATTORNEY

1. Stockholder Vote.

(a) Except in respect of any vote relating to a Veto Matter, the CVH Co-Trustee shall vote all the Trust Shares on all matters presented for vote generally to Company stockholders, including for the avoidance of doubt, the election of the members of the Board of Directors or other corporate bodies of the Company (a “Stockholder Vote”) in the same manner that CVH votes its Company Shares or as instructed by CVH; provided that in respect of any vote concerning the election of the members of the Board or other corporate bodies of the Company, in the event that CVH does not comply with the terms of the Shareholders’ Agreement with respect to such election, the CVH Co-Trustee shall abstain from voting the Trust Shares. If any Veto Matter is the subject of a Stockholder Vote, then the FT Co-Trustee shall be entitled to vote all the Trust Shares only in the same manner that FT votes or consents with respect to its Company Shares or as instructed by FT. (b) The Trustees shall exercise the rights attached to the Trust Shares at all times in accordance with the provisions of the Voting Trust Agreement. The voting or consent rights of the Trust Shares with respect to any such matter shall in all cases be exercised by the CVH Co-Trustee for so long as CVH meets the CVH Majority Ownership Requirements set forth in the Shareholders’ Agreement. The FT Co-Trustee shall not vote or attempt to vote any Trust Shares, other than solely with respect to a Veto Matter.

(c) Except as otherwise agreed by the Trustees, the Parties agree (i) not to request the inclusion in any agenda of a stockholder meeting of items that are considered Veto Matters if the agenda of such stockholder meeting includes only Non Veto Matters, and (ii) to cause their Director

Designees to include in any agenda of a stockholder meeting only items that are considered either Veto Matters or Non Veto Matters (except in each case for the first item of the agenda which will always consist of the designation of two stockholders to sign the minutes of the meeting).

(d) Except as otherwise agreed in writing by the Trustees (i) the CVH Co-Trustee shall have the sole power to subscribe and confirm attendance with respect to any stockholders’ meeting provided that none of the items in the agenda for that meeting is a Veto Matter; and (ii) the FT Co-Trustee shall have the sole power to subscribe and confirm attendance with respect to any stockholder meeting if any of the items in the agenda for that meeting is a Veto Matter.

(e) The Trustees undertake to deliver to the Company a jointly certified true and complete copy of any amendment to the Shareholders’ Agreement executed from time to time.  Until such time as the Company receives copy of any amendment to the Shareholders’ Agreement attached hereto as Exhibit A jointly certified as a true and complete copy of such amendment by each of the CVH Co-Trustee and the FT Co-Trustee, the Company shall only rely on the Shareholders’ Agreement attached hereto as Exhibit A, and on any amendment so certified previously delivered, in making any determination required to be made by the Company in respect of this Voting Trust Agreement.

(f) Notwithstanding the foregoing, and exclusively in respect of the mechanism for attending and voting at the shareholders meeting convened for April 24th, 2019, the CVH Co-Trustee is hereby authorized to subscribe and confirm attendance with respect to the aforementioned meeting and to vote all matters included in the Agenda for such meeting (Orden del Día) including item number 14 of such Agenda.

2. Powers of Attorney. Each of the CVH Co-Trustee and the FT Co-Trustee may appoint attorneys-in-fact for the purpose of exercising its respective voting rights at any stockholders` meeting in accordance with Section V hereof, provided that such powers of attorney provide specific and detailed instructions on the voting of any matter included in the proposed agenda of a stockholders’ meeting and does not provide general discretion to decide on the voting of any matter proposed at such stockholders’ meeting.

VI. TRANSFERS; RELEASE OF SHARES

1. Transfers Generally. Except for the transfers due to the termination of the Trust, which shall be subject to the provisions of Section VII below, or the release or return of the Trust Shares to their respective Beneficiaries as provided in Section VI.3 hereof, the Trustees agree not to sell, transfer or otherwise dispose of, or create, incur, assume or suffer to exist, any Encumbrance on any of the Trust Shares.  The Parties hereby agree not to sell, transfer or otherwise dispose of, or create, incur, assume or suffer to exist, any Encumbrance on any of the Trust Interests and the Usufructo until and unless they shall have complied, with respect to any such transaction, with the provisions  applicable to the Company Shares set forth in Section IV of the Shareholders’ Agreement and, in the case of any Bona Fide Financing, all provisions of the Shareholders’ Agreement related thereto, as if they applied to such transactions and the Trust Interests and Usufructo, mutatis mutandi, and agree further that (x) any sale, transfer, disposition of, or creation, assumption or sufferance to exist of any Encumbrance on any Trust Interest shall only be made jointly with a sale, transfer, disposition of, or creation, assumption or sufferance to exist of any Encumbrance on the Usufructo relating to the Company Shares underlying such Trust Interest, and (y) any sale, transfer, disposition of, or creation, assumption or sufferance to exist of any Encumbrance on the Usufructo with respect to any Trust Shares shall only be made jointly with a sale, transfer, disposition or of, or creation, assumption or sufferance to exist of any Encumbrance on Trust Interests relating to the Company Shares subject to such Usufructo. For the avoidance of doubt, any transaction made pursuant to (x) and/or (y) above shall be made in such way that the Trust Interests and Usufructo involved represent and relate to the same integral number of  underlying Company Shares.

2. Conversion rights. Until the termination of this Voting Trust Agreement pursuant to Section VII below, the conversion rights set forth under Section Four of the bylaws of the Company to request the Company to convert any Class A Shares and/or Class D Shares subject to the Voting Trust into Class B Shares shall require the consent of both Trustees.

3. Release: If at any time after the date hereof the CVH Parties acquire, whether directly or indirectly, an additional quantity of Company Shares in excess of 841,666,658 Company Shares, a quantity of Class A Trust Shares (and/or class B shares if FT has exercised any conversion rights) equivalent to such additional Company Shares shall be released from the Voting Trust and shall be delivered to FT, and the same quantity of Class D Trust Shares (and/or class B shares if any of the CVH Parties has exercised any conversion rights) shall be released from the Voting Trust and shall be delivered to the CVH Parties, as applicable.

VII. AMENDMENT AND TERMINATION.

1. Amendment. This Voting Trust Agreement may be amended from time to time by the written consent of the Parties.

2. Term and Termination. This Voting Trust Agreement will terminate upon the earlier to occur of:

(a)                                 June 30, 2030; or

(b)                                 Upon the occurrence of an Anticipated Termination Event; or

(c)                                  By unilateral instruction of CVH delivered in writing to the Trustees.

Unless so terminated, this Voting Trust Agreement shall continue in full force and effect until June 30, 2030;  provided, however, that if the permissible duration of this Voting Trust Agreement shall be limited to any lesser period by operation of law, this Voting Trust Agreement shall terminate upon the expiration of such lesser permitted period of duration.

3. Distributions at Termination. Whenever this Voting Trust Agreement shall terminate, the rights of all Parties hereunder shall terminate and the following effects shall occur without the need of any notice or any further action by any of the Parties (other than the notices and actions described hereunder): a) bare legal title to the Class A Trust Shares shall return to FT (or to the respective Beneficiaries of such Trust Interests), and b) bare legal title to the Class D Trust Shares shall return to the CVH Parties (or to the respective Beneficiaries of such Trust Interests), as applicable.  In order to perfect such return of legal title: a) the FT Co-Trustee is hereby entitled and instructed to deliver notice to the Company and take any other action that may be necessary to such effect in respect of the Class A Trust Shares (and/or the applicable class B shares if FT has exercised any conversion rights) without the prior consent of the rest of the Parties, and b) the CVH Co-Trustee is hereby entitled and instructed to deliver notice to the Company and take any other action that may be necessary to such effect in respect of the Class D Trust Shares (and/or the applicable class B shares if the CVH Parties has exercised any conversion rights) without the prior consent of the rest of the Parties.

VIII. NOTICES

1. Method. Any notice or communication by the Trustees, the Secretaries or any Beneficiary shall be duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission (including electronic image scan) or overnight air courier guaranteeing next day delivery, to the recipient’s address:

If to the CVH Co-Trustee:

Tacuarí 1842, 4to. Piso
Ciudad de Buenos Aires (1139)
Argentina

E-mail:                                   sbardengo@cvh.com.ar
Attention:                    Sebastian Bardengo

If to the FT Co-Trustee:

Fintech Telecom, LLC

c/o Fintech Advisory Inc.

375 Park Avenue 38th Floor,

New York, NY 10152

E-mail: mcl@fintechadv.com

Attention: General Counsel

If to CVH Parties:

Tacuarí 1842, 4to. Piso
Ciudad de Buenos Aires (1139)
Argentina

E-mail:                                   sbardengo@cvh.com.ar
Attention:                    Sebastian Bardengo

If to Fintech Parties:

Fintech Telecom, LLC

c/o Fintech Advisory Inc.

375 Park Avenue 38th Floor,

New York, NY 10152

E-mail: mcl@fintechadv.com

Attention: General Counsel

The Trustees or any Beneficiary, by written notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.

2. Receipt. All notices and communications shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such Person set forth above or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one (1) day after deposit with a reputable overnight courier service.

IX. MISCELLANEOUS

1. Successors and Assigns. None of the parties shall have the right to assign any of its rights or delegate any of its obligations under this Voting Trust Agreement or any part hereof, except as expressly permitted herein. Any assignment in violation of the terms of this Voting Trust Agreement shall be null and void ab initio.

2. No Third Party Beneficiaries. Nothing in this Voting Trust Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Voting Trust Agreement or any provision contained herein.

3. Severability. If any provision of this Voting Trust Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such determination that any provision of this Voting Trust Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Voting Trust Agreement so as to effect the original intent of the parties hereto as closely as possible in such a manner that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4. Counterparts. This Voting Trust Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Voting Trust Agreement by facsimile (including electronic image scan) shall be effective as delivery of a manually executed counterpart of this Voting Trust Agreement.

5. Remedies. Each of the parties to this Voting Trust Agreement will be entitled to enforce its rights under this Voting Trust Agreement against any other party from whom damages may be sought specifically to recover damages by reason of any breach of any provision of this Voting Trust Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Voting Trust Agreement and that any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Voting Trust Agreement.

6. Governing Law. THIS VOTING TRUST AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ANY INTERNAL CONFLICTS OF LAWS PRINCIPLES.

7. Arbitration.

(a)                                 Dispute Resolution.  The Parties agree that any controversy, claim or dispute arising out of or relating to or in connection with this Voting Trust Agreement including, without limitation, any dispute regarding its existence, interpretation, breach, termination, enforceability or validity (each, a “Dispute”) should be regarded as a business problem to be resolved promptly through business-oriented negotiations before resorting to arbitration pursuant to Section (b) below.  Without prejudice to the parties’ right to seek Interim Relief (as defined below) at any time, the parties therefore agree to attempt in good faith to resolve any Dispute promptly by negotiation between the executives of the parties who have authority to settle the Dispute.  Such negotiations shall commence upon delivery of a notice (the “Dispute Notice”) from the appropriate executive of the requesting party to an appropriate executive of the responding party.  If the alleged breach has not been cured or the Dispute has not been otherwise resolved by these Persons within fifteen (15) days of the date of the Dispute Notice, unless the parties agree in writing to a longer period, the Dispute shall be referred to the chief executive officer of each of CVH and/or FT, for discussion and negotiation among them.  In the event the Dispute has still not been resolved by negotiation within fifteen (15) days of such referral, then such Dispute shall be settled pursuant to binding arbitration pursuant to Section (b) below.  All negotiations pursuant to this Section (a) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and shall not be used for, or admitted in, any arbitration or court proceedings under this Voting Trust Agreement.

(b)                                 Arbitration.  Any Dispute hereunder shall be finally and definitively resolved by arbitration under the Arbitration Rules of the International Chamber of Commerce (the “ICC Rules” or “Rules”), which Rules are deemed to be incorporated by reference into this Clause.  The Tribunal shall consist of one arbitrator (the “Arbitrator”), to be appointed pursuant to the ICC Rules.  The seat of the arbitration shall be New York, New York.  The language of the arbitration shall be English.  In addition to any discovery permitted under the ICC rules, each party shall produce relevant, non-privileged, documents or copies thereof reasonably requested by any other party within the limits set by the Arbitrator, and subject to the Arbitrator’s rulings on objections to such requests.  Any award of the Tribunal shall be binding from the day it is made, and the parties waive any right to refer any question of law and any right of appeal on the law and/or merits to any court.  Judgment upon the award rendered by the Tribunal may be entered in any court having jurisdiction thereof.  The parties to this Voting Trust Agreement waive any defense to recognition and enforcement of the award based on lack of jurisdiction over their person or property or based on forum non conveniens.  Nothing in these dispute resolution provisions shall be construed as preventing any party to this Voting Trust Agreement from at any time seeking preliminary, conservatory or similar interim relief (“Interim Relief”) in the federal or state courts in New York, New York.  Further and without limitation, the parties to this Voting Trust Agreement submit to the exclusive jurisdiction of the federal and state courts in New York, New York for the purpose of such Interim Relief. The parties waive any objections based on lack of jurisdiction over their person or property or based on forum non conveniens with respect to any application for such Interim Relief in the federal and state courts in New York, New York. The Arbitrator shall include in its award an allocation to the prevailing party of its costs (including attorneys’ fees and all costs incurred in seeking Interim Relief), or such portion of its costs as the Arbitrator determines, in its absolute discretion, is commensurate with the prevailing party’s degree of success.  Such costs shall include any costs associated with requesting an injunction in a New York court in connection with such dispute. Each of the parties hereby irrevocably designates CT Corporation, with offices situated at present at 28 Liberty Street, New York, New York 10005 as its authorized agent, respectively, to accept and acknowledge on its behalf service of any process which may be served in any proceeding in New York.

(c) The parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided, that nothing herein shall prevent a party from disclosing information regarding the arbitration for purposes of enforcing the award. The parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

8. Entire Agreement. This Voting Trust Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and shall supersede all prior agreements and understandings (whether written or oral) between the parties hereto.

[Signature Pages Follow]

CABLEVISION HOLDING S.A.

By:	/s/ Sebastián Bardengo
Name:	Sebastián Bardengo
Title:	Chairman

VLG S.A.U.

By:	/s/ Sebastián Bardengo
Name:	Sebastián Bardengo
Title:	Chairman

HÉCTOR HORACIO MAGNETTO, as CVH Co-Trustee

By:	/s/ Héctor Horacio Magnetto

JOSÉ ANTONIO ARANDA, as Alternate CVH Co-Trustee

By:	/s/ José Antonio Aranda

LUCIO RAFAEL PAGLIARO, as Alternate CVH Co-Trustee

By:	/s/ Lucio Rafael Pagliaro

FINTECH ADVISORY INC.

By:	/s/ Julio R. Rodriguez, Jr.
Name:	Julio R. Rodriguez, Jr.
Title:	Authorized Person

FINTECH TELECOM INC.

By:	/s/ Julio R. Rodriguez, Jr.
Name:	Julio R. Rodriguez, Jr.
Title:	Authorized Person

DAVID MANUEL MARTÍNEZ GUZMÁN, as FT Co-Trustee

By:	/s/ David Manuel Martínez Guzmán

Exhibit I

Annex A-1

       de      de 2019

Señor

Presidente de

Telecom Argentina S.A. (la “Sociedad” o “Telecom”)

Presente

De mi consideración,

[Name of Authorized Person] en mi carácter de [capacity invoked] de Fintech Telecom LLC (“FT”), titular de acciones ordinarias escriturales Clase A de valor nominal $ 1 cada una y que otorgan derecho a 1 voto por acción emitidas por la Sociedad, me dirijo a Ud. a fin de:

1.                                          Notificarle en los términos de lo establecido en el art. 215 de la Ley General de Sociedades Nro. 19.550 y sus modificatorias que, en el día de la fecha, FT ha contribuido al fideicomiso denominado “Voting Trust” creado bajo el contrato denominado Voting Trust Agreement de fecha 12 de abril de 2019 (el “Contrato de Fideicomiso”) una copia del cual se adjunta a la presente y cuyos fiduciarios son en forma conjunta los Sres. Héctor Horacio Magnetto (DNI Nro. 4.970.875 y con domicilio en Piedras 1743, Ciudad de Buenos Aires, Piso 4, CP C1140ABK) y David Manuel Martínez Guzmán, (pasaporte británico Nro. 099205144 y con domicilio especial en la Ciudad de Buenos Aires en Bouchard 680, Piso 14, CP 1106), y quienes los reemplacen oportunamente de conformidad con los términos del Contrato de Fideicomiso (en adelante los “Fiduciarios”), la nuda propiedad, que incluye los derechos de voto, de la cantidad de 235.177.350 acciones ordinarias escriturales Clase A de valor nominal $ 1 cada una y que otorgan derecho a 1 voto por acción (las “Acciones en Fideicomiso”) reservándose para sí el usufructo sobre las Acciones en Fideicomiso en los términos del artículo 2134, inciso (b) y 2129 y ss. del Código Civil y Comercial de la Nación y del artículo 218 de la Ley General de Sociedades Nro. 19.550, que incluye los derechos económicos inherentes a las mismas, incluyendo, a mero título ejemplificativo, los derechos al cobro de dividendos sean en dinero o en especie, derecho a la suscripción de nuevas acciones en caso de aumentos de capital, el derecho al producido de la liquidación de la Sociedad, y el derecho a recibir las acciones que correspondan a las Acciones en Fideicomiso por capitalización de reservas.

2.                                          Solicitarle que tome debida razón en el Libro de Registro de Acciones de la Sociedad de la contribución de la nuda propiedad (que incluye los derechos de voto) y la reserva del usufructo sobre dichas Acciones en Fideicomiso, todo ello conforme con lo indicado en el Punto 1 precedente.  A tal efecto, solicitamos que: i) en la cuenta abierta a nombre de FT en el Libro de Registro de Acciones se incluya la siguiente leyenda: “El día [•] de [•] de 2019 se transfirió, con reserva de usufructo en los términos del artículo

2134, inciso (b) y 2129 y ss. del Código Civil y Comercial de la Nación y del artículo 218 de la Ley General de Sociedades, la nuda propiedad de las acciones Clase A Nro.  [1] a Nro. [235.177.350], es decir un total de [235.177.350] acciones Clase A, a los Sres. Héctor Horacio Magnetto y David Manuel Martínez Guzmán (y quienes los reemplacen oportunamente de conformidad con los términos del Contrato de Fideicomiso), en forma conjunta en su carácter de fiduciarios conforme a los términos del contrato denominado Voting Trust Agreement de fecha 12 de abril de 2019, una copia del cual ha sido guardada en la Secretaría del Directorio de la Sociedad”; ii) se expida a nombre de FT un certificado de saldo de su cuenta escritural en donde conste que FT es titular de las acciones Clase A Nro. [235.177.351] a Nro 683.856.600 y de un usufructo sobre las acciones Clase A Nro. [1] a Nro. [235.177.350] en los términos del artículo 2134, inciso (b) y 2129 y ss. del Código Civil y Comercial de la Nación y del artículo 218 de la Ley General de Sociedades, que incluye los derechos económicos inherentes a las mismas, incluyendo, a mero título ejemplificativo, los derechos al cobro de dividendos sean en dinero o en especie, derecho a la suscripción de nuevas acciones en caso de aumentos de capital, el derecho al producido de la liquidación de la Sociedad, y el derecho a recibir las acciones que correspondan a las Acciones por capitalización de reservas; y iii) proceda a abrir una única cuenta en el Libro de Registro de Acciones de la Sociedad a nombre de los Fiduciarios. Sres. Héctor Horacio Magnetto (DNI Nro. 4.970.875 y con domicilio en Piedras 1743, Ciudad de Buenos Aires, Piso 4, CP C1140ABK) y David Manuel Martínez Guzmán, (pasaporte británico Nro. 099205144 y con domicilio especial en la Ciudad de Buenos Aires en Bouchard 680, Piso 14, CP 1106), y quienes los reemplacen oportunamente de conformidad con los términos del Contrato de Fideicomiso, y a registrar en dicha cuenta la nuda propiedad fiduciaria sobre las acciones Clase A Nro. 1 a Nro. 235.177.350 y las acciones Clase D Nro  406.757.184 a Nro. 641.934.534 transferidas al fideicomiso creado bajo el Contrato de Fideicomiso antes mencionado.

3.                                          Notificarle que a partir del día de la fecha todos los pagos de dividendos en efectivo o cualquier otra acreencia que deba pagarse sobre las Acciones en Fideicomiso deberá ser pagado a FT en su carácter de usufructuario de las Acciones en Fideicomiso en la siguiente cuenta de FT  o en aquella otra que FT le indique oportunamente:

Correspondent Bank:                UBS STAMFORD

SWIFT:                UBSWUS33

Beneficiary Bank:                UBS AG, Zurich

SWIFT:                UBSWCHZH80A

Beneficiary Account (IBAN):                CH54 0020 6206 5069 8460D

Beneficiary Account Number:                206-506984 60D

Beneficiary Name:                FINTECH TELECOM LLC

4.                                          Notificarle que, de conformidad con los términos del Contrato de Fideicomiso, a partir del día de la fecha los derechos de voto de las Acciones en Fideicomiso serán ejercidos de la siguiente forma:

a.              respecto de las materias que califiquen como “Veto Matters” tal como se los define en el Acuerdo de Accionistas de Telecom de fecha 7 de julio de 2017 (cada una de ellas, una “Cuestión de Veto”), cuya copia se adjunta a la presente para que sea guardada en la Secretaría del Directorio/Gerencia de Asuntos Societarios, el Fiduciario legitimado para ejercer los derechos de voto será el Sr. David Manuel Martínez Guzmán o quien lo reemplace oportunamente como Fiduciario de conformidad con los términos del Contrato de Fideicomiso, directamente o a través del apoderado que oportunamente designe; y

b.              respecto de cualquier otra materia, el Fiduciario legitimado para ejercer los derechos de voto será el Sr. Héctor Horacio Magnetto o quien lo reemplace oportunamente como Fiduciario de conformidad con los términos del Contrato de Fideicomiso, directamente o a través del apoderado que oportunamente designe.

5.                                          Notificarle que, de conformidad con los términos del Contrato de Fideicomiso, a partir del día de la fecha: (i) cuando se celebre una asamblea de accionistas en la cual no se incluya en la agenda ninguna materia que califique como Cuestión de Veto, el Fiduciario legitimado para comunicar asistencia será el Sr. Héctor Horacio Magnetto (o quien lo reemplace oportunamente como Fiduciario de conformidad con los términos del Contrato de Fideicomiso), (ii) en el caso que se celebre una asamblea de accionistas en la cual se trate cualquier materia que califique como Cuestión de Veto, el Fiduciario legitimado para comunicar asistencia será el Sr. David Manuel Martínez Guzmán.

6.                                          Respecto de la Asamblea General Ordinaria y Extraordinaria de Accionistas ya convocada y a celebrarse el día 24 de abril de 2019 cuyo Orden del Día fue publicado durante los días 21 a 27 de marzo de 2019, el Fiduciario Héctor Horacio Magnetto ha sido autorizado para comunicar asistencia a dicha asamblea, asistir a la misma y votar todos los temas del Orden del Día de dicha asamblea, incluyendo el punto 14 de su Orden del Día.

7.                                          Informarle que, hasta tanto Telecom reciba copia de cualquier enmienda realizada al Acuerdo de Accionistas de Telecom (el cual se adjunta a la presente como Anexo A), debidamente certificada por los señores Héctor Horacio Magnetto y David Manuel Martínez Guzmán, o quienes los reemplacen oportunamente de conformidad con los términos del Contrato de Fideicomiso, Telecom deberá regirse respecto de cualquier determinación que deba realizar con respecto al Contrato de Fideicomiso por la versión adjunta del Acuerdo de Accionistas de Telecom.

8.                                          Solicitarle nos entregue constancia de la recepción de la presente notificación suscribiendo al pie en el espacio previsto a tal efecto y entregue copia legalizada de las registraciones arriba mencionadas.

Sin otro particular, los saluda muy atentamente;

FT

Por:
Cargo:

LA SOCIEDAD

Telecom Argentina S.A.

Por la presente dejamos constancia que hemos recibido las notificaciones e instrucciones arriba mencionadas.

Por: Alejandro A. Urricelqui
Cargo: Presidente

Annex A-2

     de      de 2019

Señor

Presidente de

Telecom Argentina S.A. (la “Sociedad” o “Telecom”)

Presente

De mi consideración,

[Name of Authorized Person] en mi carácter de [capacity invoked] de VLG S.A.U. (“VLG”), titular de la cantidad de acciones ordinarias escriturales Clase D de valor nominal $ 1 cada una y que otorgan derecho a 1 voto por acción emitidas por la Sociedad, me dirijo a Ud. a fin de:

1.                                          Notificarle en los términos de lo establecido en el art. 215 de la Ley General de Sociedades Nro. 19.550 y sus modificatorias que, en el día de la fecha, VLG ha contribuido al fideicomiso denominado “Voting Trust” creado bajo el contrato denominado Voting Trust Agreement de fecha 12 de abril de 2019 (el “Contrato de Fideicomiso”), una copia del cual se adjunta a la presente y cuyos fiduciarios son en forma conjunta los Sres. Héctor Horacio Magnetto (DNI Nro. 4.970.875 y con domicilio en Piedras 1743, Ciudad de Buenos Aires, Piso 4, CP C1140ABK) y David Manuel Martínez Guzmán, (pasaporte británico Nro. 099205144 y con domicilio especial en la Ciudad de Buenos Aires en Bouchard 680, Piso 14, CP 1106) y quienes los reemplacen oportunamente de conformidad con los términos del Contrato de Fideicomiso (en adelante los “Fiduciarios”), la nuda propiedad, que incluye los derechos de voto, de la cantidad de 235.177.350 acciones ordinarias escriturales Clase D de valor nominal $ 1 cada una y que otorgan derecho a 1 voto por acción (las “Acciones en Fideicomiso”) reservándose para sí el usufructo sobre las Acciones en Fideicomiso  en los términos del artículo 2134, inciso (b) y 2129 y ss. del Código Civil y Comercial de la Nación y del artículo 218 de la Ley General de Sociedades Nro.19.550 , que incluye los derechos económicos inherentes a las mismas, incluyendo, a mero título ejemplificativo, los derechos al cobro de dividendos sean en dinero o en especie, derecho a la suscripción de nuevas acciones en caso de aumentos de capital, el derecho al producido de la liquidación de la Sociedad, y el derecho a recibir las acciones que correspondan a las Acciones en Fideicomiso por capitalización de reservas.

2.                                          Solicitarle que tome debida razón en el Libro de Registro de Acciones de la Sociedad de la contribución de la nuda propiedad (que incluye los derechos de voto) y la reserva del usufructo sobre dichas Acciones en Fideicomiso, todo ello conforme con lo indicado en el Punto 1 precedente. A tal efecto solicitamos que: i) en la cuenta abierta a nombre de VLG, en el Libro de Registro de Acciones se incluya la siguiente leyenda: “El día [•] de [•] de 2019 se transfirió, con reserva de usufructo en los términos del artículo 2134, inciso (b) y 2129 y ss. del Código Civil y Comercial de la Nación y del artículo 218 de la Ley General de Sociedades, la nuda propiedad de las acciones Clase D Nro. 406.757.184 a Nro.

641.934.534, es decir un total de 235.177.350 acciones Clase D, a los Sres. Héctor Horacio Magnetto y David Manuel Martínez Guzmán (y quienes los reemplacen oportunamente de conformidad con los términos del Contrato de Fideicomiso), en forma conjunta en su carácter de fiduciarios conforme a los términos del contrato denominado Voting Trust Agreement de fecha 12 de abril de 2019, una copia del cual ha sido guardada en la Secretaría del Directorio de la Sociedad”; ii) se expida a nombre de VLG un certificado de saldo de su cuenta escritural en donde conste que VLG es titular de las acciones Clase D Nro. 641.934.535 a Nro. 841.666.658 y de un usufructo sobre las acciones Clase D Nro. 406.757.184 a Nro. 641.934.534 en los términos del artículo 2134, inciso (b) y 2129 y ss. del Código Civil y Comercial de la Nación y del artículo 218 de la Ley General de Sociedades Nro. 19.550, que incluye los derechos económicos inherentes a las mismas, incluyendo, a mero título ejemplificativo, los derechos al cobro de dividendos sean en dinero o en especie, derecho a la suscripción de nuevas acciones en caso de aumentos de capital, el derecho al producido de la liquidación de la Sociedad, y el derecho a recibir las acciones que correspondan a las Acciones por capitalización de reservas; y iii) proceda a abrir una única cuenta en el Libro de Registro de Acciones de la Sociedad a nombre de los Fiduciarios. Sres. Héctor Horacio Magnetto (DNI Nro. 4.970.875  y con domicilio en Piedras 1743, Ciudad de Buenos Aires, Piso 4, CP C1140ABK) y David Manuel Martínez Guzmán, (pasaporte británico Nro. 099205144y con domicilio especial en la Ciudad de Buenos Aires en Bouchard 680, Piso 14, CP 1106), y quienes los reemplacen oportunamente de conformidad con los términos del Contrato de Fideicomiso, y a registrar en dicha cuenta la nuda propiedad fiduciaria sobre las acciones Clase A Nro. 1 a Nro. 235.177.350 y las acciones Clase D Nro.  406.757.184 a Nro. 641.934.534 transferidas al fideicomiso creado bajo el Contrato de Fideicomiso antes mencionado.

3.                                          Notificarle que a partir del día de la fecha todos los pagos de dividendos en efectivo o cualquier otra acreencia que deba pagarse sobre las Acciones en Fideicomiso deberá ser pagado a VLG, en su carácter de usufructuario de las Acciones en Fideicomiso en la siguiente cuenta de VLG o en aquella otra que VLG le indique oportunamente;

Correspondent Bank:                HSBC BANK USA

SWIFT:                MRMDUS33

Bank Address:  Fifth Avenue, T6, New York, NY 10018

ABA No.:                021 001 088

Account Number:                605203318

Beneficiary Name:                VLG ARGENTINA

4.                                          Notificarle que, de conformidad con los términos del Contrato de Fideicomiso, a partir del día de la fecha los derechos de voto de las Acciones serán ejercidos de la siguiente forma:

a.              respecto de las materias que califiquen como “Veto Matters” tal como se define en el Acuerdo de Accionistas de Telecom de fecha 7 de julio de 2017 (cada una de ellas una “Cuestión de Veto”), cuya copia se adjunta a la presente para que sea guardada en la Secretaria del Directorio/Gerencia de Asuntos Societarios,, el Fiduciario legitimado para ejercer los derechos de voto será el Sr. David Manuel Martínez Guzmán o quien lo reemplace oportunamente como Fiduciario de conformidad con los términos del Contrato de Fideicomiso, directamente o a través del apoderado que oportunamente designe; y

b.              respecto de cualquier otra materia, el Fiduciario legitimado para ejercer los derechos de voto será el Sr. Héctor Horacio Magnetto o quien lo reemplace oportunamente como Fiduciario de conformidad con los términos del Contrato de Fideicomiso, directamente o a través del apoderado que oportunamente designe.

5.                                          Notificarle que, de conformidad con los términos del Contrato de Fideicomiso, a partir del día de la fecha: (i) cuando se celebre una asamblea de accionistas en la cual no se incluya en la agenda ninguna materia que califique como Cuestión de Veto, el Fiduciario legitimado para comunicar asistencia será el Sr. Héctor Horacio Magnetto (o quien los reemplace oportunamente de conformidad con los términos del Contrato de Fideicomiso), (ii) en el caso que se celebre una asamblea de accionistas en la cual se trate cualquier materia que califique como Cuestión de Veto, el Fiduciario legitimado para comunicar asistencia será el Sr. David Manuel Martínez Guzmán (o quien los reemplace oportunamente de conformidad con los términos del Contrato de Fideicomiso

6.                                          Respecto de la Asamblea General Ordinaria y Extraordinaria de Accionistas ya convocada y a celebrarse el día 24 de abril de 2019 cuyo Orden del Día fue publicado durante los días 21 a 27 de marzo de 2019, el Fiduciario Héctor Horacio Magnetto ha sido autorizado para comunicar asistencia a dicha asamblea, asistir a la misma y votar todos los temas del Orden del Día de dicha asamblea, incluyendo el punto 14 de su Orden del Día.

7.                                          Informarle que, hasta tanto Telecom reciba copia de cualquier enmienda realizada al Acuerdo de Accionistas de Telecom (el cual se adjunta a la presente como Anexo A), debidamente certificada por los señores Héctor Horacio Magnetto y David Manuel Martínez Guzmán, o quienes los reemplacen oportunamente de conformidad con los términos del Contrato de Fideicomiso, Telecom deberá regirse respecto de cualquier determinación que deba realizar con respecto al Contrato de Fideicomiso por la versión adjunta del Acuerdo de Accionistas de Telecom.

8.                                          Solicitarle nos entregue constancia de la recepción de la presente notificación suscribiendo al pie en el espacio previsto a tal efecto y entregue copia legalizada de las registraciones arriba mencionadas.

Sin otro particular, los saluda muy atentamente;

VLG

Por: Sebastián Bardengo
Cargo: Presidente de VLG

LA SOCIEDAD

Telecom Argentina S.A.

Por la presente dejamos constancia que hemos recibido las notificaciones e instrucciones arriba mencionadas.

Por: Alejandro A. Urricelqui
Cargo: Presidente

Annex B

Buenos Aires,    de    de  20

Señor

Presidente de Telecom Argentina S.A.

Presente

[•] en mi carácter de [•] de [Cablevision Holding S.A. (“CVH”)/Fintech Telecom, LLC (“FT”)] continuando lo informado mediante comunicación de fecha [•] de [•] de 2019 de VLG [S.A.U. /FT] (la comunicación del art., 215) y conforme a lo requerido en la cláusula IV.2 del fideicomiso denominado “Voting Trust” creado bajo el contrato denominado Voting Trust Agreement de fecha 12 de abril de 2019 (el “Contrato de Fideicomiso”), [CVH/FT] ha designado como fiduciario sucesor del Sr. [Héctor Horacio Magnetto/David Manuel Martínez Guzmán] a [•] razón por la cual solicitamos tengan a bien tomar razón y registrar en el libro de Registro de Acciones de Telecom Argentina S.A. a [•] (DNI Nro:           y con domicilio en       ) como Fiduciario en reemplazo de [Héctor Horacio Magnetto/ David Manuel Martínez Guzmán] a todos los fines bajo el Contrato de Fideicomiso, incluyéndose la siguiente leyenda: “El día [•] de [•], conforme a las instrucciones recibidas de [Cablevision Holding S.A. ./Fintech Telecom, LLC], se registra al Sr. [•] como Fiduciario en reemplazo de [Héctor Horacio Magnetto/ David Manuel Martínez Guzmán].”

Sin otro particular, los saluda muy atentamente;

[CVH/FT•]

Por:
Cargo:

La Sociedad

Telecom Argentina S.A.

Por la presente dejamos constancia que hemos recibido las notificaciones e instrucciones arriba mencionadas.

Por:

Cargo: Presidente